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                                                                     EXHIBIT 5.1

                                                            July 29, 1997

Investors Financial Services Corp.
200 Clarendon Street
P.O. Box 9130
Boston, Massachusetts 02117-9130

     RE: Investors Financial Services Corp. and Investors Capital Trust I Registration Statement on Form S-4 File Nos. 333-27847 and 333-27847-01

Ladies and Gentlemen:

     We have acted as counsel to Investors Financial Services Corp., a Delaware corporation (the "Corporation") and Sponsor of Investors Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4, as amended (the "Registration Statement"), relating to: (i) the proposed issuance by the Trust of up to $25,000,000 aggregate Liquidation Amount of the Trust's 9.77% Series B Capital Securities (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $25,000,000 aggregate Liquidation Amount of the Trust's outstanding 9.77% Series A Capital Securities (the "Old Capital Securities"); (ii) the proposed issuance by the Corporation to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the New Capital Securities, of the Corporation's 9.77% Series B Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "New Junior Subordinated Debentures") registered under the Securities Act in exchange for a comparable aggregate principal amount of the Company's outstanding 9.77% Series A Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the "Old Junior Subordinated Debentures"); and (iii) the Corporation's guarantee of the New Capital Securities (the "New Guarantee") registered under the Securities Act in exchange for the Corporation's guarantee of the Old Capital Securities (the "Old Guarantee"). The New Capital Securities will be issued under an Amended and Restated Declaration of Trust for the Trust, dated January 31, 1997 (the "Amended Declaration"), among the Corporation, as Sponsor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the Administrative Trustees named therein, while the New Junior Subordinated Debentures will be issued under an Indenture, dated as of January 31, 1997 (the "Indenture"), between the Corporation and The Bank of New York, as debenture trustee.

   We have reviewed the corporate proceedings taken by the Board of Directors of the Corporation with respect to the authorization and issuance of the New Junior Subordinated Debentures and the authorization and delivery of the New Guarantee. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all
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Investors Financial Services Corp.
July 29, 1997
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corporate records, documents, agreements or other instruments of the Corporation and have made all investigations of law and have discussed with the Corporation's officers and the Administrative Trustees of the Trust all questions of fact that we have deemed necessary or appropriate.

   In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

   The opinions expressed in paragraphs (1) and (2) below are subject to the qualifications that: (i) enforcement of any rights or remedies under the documents described therein is subject to (a) bankruptcy, insolvency, reorganization, moratorium, receivership, liquidation, fraudulent conveyance or transfer, equitable subordination or similar laws relating to or affecting the rights or remedies of creditors generally; and (b) general principles of equity, including applicable law relating to fiduciary duties (whether considered in a proceeding in equity or at law), (ii) we express no opinion as to the effect of applicable public policy on the enforceability of provisions relating to indemnification or contribution, and (iii) we express no opinion as to the availability of any equitable remedy (including without limitation the remedy of specific performance) upon breach of the documents described therein.

   Based upon the foregoing, we are of the opinion that:

   (1) The New Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Corporation and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Old Junior Subordinated Debentures as contemplated in the Registration Rights Agreement dated as of January 31, 1997 among the Trust, the Corporation and the Initial Purchaser named therein (the "Registration Rights Agreement"), the New Junior Subordinated Debentures will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms.

   (2) The New Guarantee has been duly authorized by all requisite corporate action of the Corporation and, when executed and delivered to The Bank of New York, as guarantee trustee, as contemplated in the Registration Rights Agreement, the New Guarantee will constitute
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Investors Financial Services Corp.
July 29, 1997
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a valid and binding agreement of the Corporation, enforceable against the
Corporation in accordance with its terms.

   We are members only of the bar of the Commonwealth of Massachusetts and we express no opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. We note that the Indenture, the New Junior Subordinated Debentures, the Registration Rights Agreement and the New Guarantee each provides that it is governed by the laws of the State of New York. Accordingly, with respect to the opinions set forth in paragraphs (1) and (2) hereof as to the valid and binding nature and enforceability of the Corporation's obligations, we have relied (with your consent) solely upon the opinion of Brown & Wood LLP filed as Exhibit 5.3 to the Registration Statement.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.

                                             Very truly yours,


                                             Testa, Hurwitz & Thibeault, LLP